UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                       October 26, 2005 (October 25, 2005)

                                DST SYSTEMS, INC.
             (Exact Name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                 1-14036                         43-1581814
           (Commission File Number) (IRS Employer Identification No.)

               333 West 11th Street, Kansas City, Missouri 64105
              (Address of principal executive offices) (Zip Code)

                                 (816) 435-1000
                         (Registrant's telephone number,
                              including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  Results of Operations and Financial Condition

         See attached as Exhibit 99.1 to this Form 8-K a News Release dated October 25, 2005 ("Earnings Press Release") concerning the announcement of financial results for the quarter ended September 30, 2005.

         The information in this Item 2.02, and Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless expressly incorporated into a filing of DST under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act made after the date hereof, the information contained in this Item 2.02 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing of DST, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 7.01  Regulation FD Disclosure

         The Earnings Press Release attached as Exhibit 99.1 to this Form 8-K announces a new Share Repurchase Program to purchase 6,000,000 shares of common stock between October 25, 2005 and through and including July 31, 2008.

         The information in this Item 7.01, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Exchange Act. Unless expressly incorporated into a filing of DST under the Securities Act or the Exchange Act made after the date hereof, the information contained in this Item 7.01 shall not be incorporated by reference into any filing of DST, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of information under this Item 7.01 is not an indication that this Item 7.01 contains material information that is not otherwise publicly available.

ITEM 9.01  Financial Statements and Exhibits

(c). Exhibits.

Exhibit
Number   Description
99.1     News Release dated October 25, 2005

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of October, 2005.

                           DST SYSTEMS, INC.

                           By:  /s/ Randall D. Young
                           Name:  Randall D. Young
                           Title: Vice President, General Counsel, Secretary

                                                                 Exhibit 99.1

 DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS AND EXPANSION
                           OF SHARE REPURCHASE PROGRAM

KANSAS CITY, MO. (October 25, 2005) - Consolidated net income for DST Systems, Inc. (NYSE: DST) for the third quarter 2005 was $154.3 million ($1.97 per diluted share) compared to third quarter 2004 net income of $52.5 million ($0.61 per diluted share). On July 1, 2005, DST completed the sale of the capital stock of its wholly-owned subsidiaries DST Interactive, Inc. and DST Innovis, Inc. (collectively "Innovis Entities") to Amdocs Ltd. (NYSE: DOX) and recognized a pretax gain of $153.8 million. The Innovis Entities essentially comprised DST's Customer Management segment. In conjunction with this transaction, DST incurred $6.9 million of compensation related costs associated with the vesting of restricted stock previously granted to employees of the Innovis Entities. In addition, DST sold an office building that was leased by EquiServe during the third quarter of 2005 and recorded an impairment charge on certain real-estate properties not used in DST operations, resulting in a net pretax gain of $20.5 million. Third quarter 2005 results also include a pretax gain on the sale of securities of $2.8 million.

The following table summarizes the net income effect of the above mentioned items:

                                           Net Income / (Loss)      Diluted
                                             (in millions)            EPS
                                            -----------------------------------
                                              2005      2004    2005      2004
                                            --------   ------  --------   -----

  Gain on sale of Innovis Entities          $  91.1    $       $  1.16     $
  Innovis Entities restricted stock vesting    (4.4)             (0.05)
  Net gain on real estate transactions         12.0               0.15
  Net gains on securities                       1.8      0.3      0.02
                                            --------   ------  --------   -----
                                            $ 100.5    $ 0.3   $  1.28     $
                                            ========   ======  ========   =====

The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains (losses) on dispositions of business units, net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

Excluding the above mentioned items recorded in both the third quarters of 2005 and 2004, DST's consolidated net income for the quarter ended September 30, 2005 was $53.8 million ($0.69 per diluted share) compared to third quarter 2004 net income of $52.2 million ($0.61 per diluted share), a 3.1% increase in net income and a 13.1% increase in diluted earnings per share.

Year to date, DST's consolidated net income was $373.8 million ($4.67 per diluted share) in 2005 compared to $155.9 million ($1.80 per diluted share) in 2004. DST had previously completed the sale of EquiServe to Computershare Ltd. (AUS: CPU) and completed the exchange transaction with Computer Sciences Corporation (NYSE: CSC) in which DST exchanged its shares of CSC for CSC Health Plan Solutions, Inc., now known as DST Health Solutions, Inc. Year to date results for 2005 and 2004 include the following items:

                                           Net Income / (Loss)      Diluted
                                             (in millions)            EPS
                                            -----------------------------------
                                              2005      2004    2005      2004
                                            --------   ------  --------   -----
  Gain on sale of EquiServe                 $  70.0    $       $  0.87    $
  BFDS deferred gain on EquiServe               7.0               0.09
  Gain on sale of Innovis Entities             91.1               1.14
  Innovis Entities restricted stock vesting    (4.4)             (0.05)
  Net gains on securities, principally
     CSC in 2005                               46.3       4.1     0.58     0.05
  Costs directly related to transactions       (4.5)             (0.06)
  Net gain on real estate transactions         13.9               0.17
  Facility and other consolidation costs                 (0.4)            (0.01)
                                            --------   ------  --------   -----
                                            $ 219.4     $ 3.7  $  2.74    $0.04
                                            ========    =====  ========   =====

    Excluding the above mentioned items recorded in both 2005 and 2004, DST's consolidated net income for the nine months ended September 30, 2005 was $154.4 million ($1.93 per diluted share) compared to 2004 net income for the same period of $152.2 million ($1.76 per diluted share), a 1.4% increase in net income and a 9.7% increase in diluted earnings per share.

    Share Repurchases and New Share Repurchase Program Authorization

    In the third quarter and through early October 2005, DST purchased 11,714,000 shares of its common stock at an aggregate cost of $613.9 million and an average per share price of $52.41. These repurchases completed the previous share repurchase authorization. The share repurchases resulted in an average number of diluted shares outstanding for the quarter of 78.5 million, which increased diluted earnings per share (excluding one-time items listed above) by approximately $0.03. At September 30, 2005, actual shares outstanding were 72.2 million.

    Effective October 25, 2005, DST's Board of Directors authorized a new 6,000,000 share repurchase plan through July 31, 2008. The plan allows, but does not require, the repurchase of common stock in open market and private transactions. Since DST went public in 1995, DST has repurchased 74.3 million shares.

    Financial Overview

    Revenues

    The following table summarizes the Company's revenues by segment (in millions):

                            Three months ended       Nine months ended
                               September 30,            September 30,
                           -------------------      --------------------
                             2005       2004          2005        2004
                           --------   --------      --------   ---------
  Revenues
    Financial Services
      Operating            $ 287.0    $ 281.5       $ 879.7    $  833.1
      OOP reimbursements      35.9       38.9         134.6       115.7
                           --------   --------      --------   ---------
                           $ 322.9    $ 320.4       $1,014.3   $  948.8
                           ========   ========      ========   =========

     Output Solutions
      Operating            $ 120.7    $ 108.5       $  368.3   $  340.0
      OOP reimbursements     153.2      141.1          457.3      426.0
                           --------   --------      --------   ---------
                           $ 273.9    $ 249.6       $  825.6   $  766.0
                           ========   ========      ========   =========

     Customer Management
      Operating            $          $  49.1       $   96.6   $  145.7
      OOP reimbursements                 13.4           26.4       40.9
                           --------   --------      --------   ---------
                           $          $  62.5       $  123.0   $  186.6
                           ========   ========      ========   =========

     Investments and Other
      Operating            $  16.3    $  17.1       $   51.9   $   48.8
      OOP reimbursements       0.1        0.1            0.3        0.3
                           --------   --------      --------   ---------
                           $  16.4    $  17.2       $   52.2   $   49.1
                           ========   ========      ========   =========

     Eliminations
      Operating            $ (12.4)   $ (29.3)      $  (78.5)  $  (85.2)
      OOP reimbursements                (20.9)         (37.2)     (63.0)
                           --------   --------      --------   ---------
                           $ (12.4)   $ (50.2)      $ (115.7)  $ (148.2)
                           ========   ========      ========   =========

     Total Revenues
      Operating              411.6    $ 426.9       $1,318.0   $1,282.4
      OOP reimbursements     189.2      172.6          581.4      519.9
                           --------   --------      --------   ---------
                           $ 600.8    $ 599.5       $1,899.4   $1,802.3
                           ========   ========      ========   =========

Consolidated operating revenues for the third quarter decreased $15.3 million over the prior year quarter to $411.6 million. Consolidated operating revenues during the third quarter were negatively impacted by the sale of the EquiServe and the Innovis Entities businesses, which recorded operating revenues of $66.7 million and $47.6 million, respectively, during the third quarter 2004. Operating revenues were positively impacted by the inclusion of revenues from DST Health Solutions, higher Output Solutions revenues and from lower consolidated revenue eliminations on sales by Output Solutions to the Innovis Entities. Consolidated Out-of-Pocket ("OOP") reimbursements increased $16.6 million or 9.6% from the prior year quarter, principally from higher Output Solutions volumes.

Consolidated operating revenues include approximately $15.4 million of software license revenues in the third quarter 2005, an increase of $6.0 million over comparable business unit license revenues in the third quarter 2004. These revenues are principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems), and AWD (workflow management and CRM solutions). While license revenues are not a significant percentage of DST's total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing and size of the contract.

Consolidated operating revenues for the nine months ended September 30, 2005 increased $35.6 million or 2.0% over the comparable prior year period to $1.318 billion. Lower revenues resulting from the sale of EquiServe and the Innovis Entities were offset by higher revenues from the inclusion of DST Health Solutions, increased lock\line related revenues, increased U.S. mutual fund servicing revenues, higher Output Solutions operating revenues and from lower consolidated revenue eliminations on sales by Output Solutions to the Innovis Entities.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                                 Three months ended       Nine months ended
                                    September 30,            September 30,
                                 -------------------      --------------------
                                   2005       2004          2005        2004
                                 --------   --------      --------   ---------
  Income (loss) from operations
  Financial Services             $  70.9    $  62.3       $  182.6   $  185.1
  Output Solutions                   7.5        4.5           25.9       17.7
  Customer Management               (6.9)       9.3           10.7       27.2
  Investments and Other             23.2        3.5           34.4       11.0
                                 --------   --------      --------   ---------
                                 $  94.7    $  79.6       $  253.6   $  241.0
                                 ========   ========      ========   =========

Consolidated income from operations for the quarter increased $15.1 million or 19.0% over the prior year quarter primarily from the sale of an office building that was leased by EquiServe, offset by an impairment charge on certain real-estate properties, which resulted in a net pretax gain of $20.5 million. Furthermore, consolidated income from operations during the third quarter was negatively impacted by the sale of the EquiServe and the Innovis Entities businesses and the restricted stock vesting at the Innovis Entities, but was positively impacted by increased financial services revenues, operational efficiencies, the inclusion of DST Health Solutions and improved operating results from the Output Solutions segment. For the nine months ended September 30, 2005, income from operations increased $12.6 million or 5.2% over the comparable prior year period, primarily from the net pretax gains related to DST's real estate transactions, higher Output Solutions segment income and from the inclusion of DST Health Solutions, offset by the sale of the Innovis Entities and EquiServe.

In November 2004, the Company adopted the use of restricted stock for its equity compensation plan. The Company made five year grants which had the effect of fixing the cost over that period. For the three and nine month periods ended September 30, 2005, this expense was $14.1 million ($0.18 per share) and $27.2 million ($0.34 per share), respectively, including approximately $6.9 million in the third quarter 2005 associated with accelerated vesting in connection with the sale of the Innovis Entities. No similar equity compensation charges were recorded in the income statement during the three and nine months ended September 30, 2004.

Segment Results

Financial Services Segment

Financial Services segment operating revenues (excluding OOP reimbursements) for the third quarter 2005 were $287.0 million, an increase of $5.5 million or 2.0% over the third quarter 2004.

U.S. Financial Services segment operating revenues in the third quarter 2005 increased $1.8 million over the prior year quarter. The increase in U.S. revenues resulted from the inclusion of DST Health Solutions revenues, higher lock\line related servicing revenues, higher software license and maintenance fee revenue and higher U.S. mutual fund servicing revenues, offset by a decrease of $66.7 million in EquiServe revenues as a result of the sale of this business.

U.S. mutual fund open shareowner accounts processed totaled 101.5 million at September 30, 2005, a net increase of 1.3 million or 1.3% since June 30, 2005 and an increase of 9.3 million or 10.1% from the 92.2 million serviced at December 31, 2004. During the quarter, approximately 400,000 shareowner accounts converted from a new client. For the nine months ended September 30, 2005, approximately 5.6 million shareowner accounts converted from new clients. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 38.6 million at September 30, 2005, an increase of 500,000 or 1.3% for the quarter and an increase of 2.3 million or 6.3% from the 36.3 million serviced at December 31, 2004. The increase in tax-advantaged accounts serviced during the quarter resulted primarily from increased IRAs and Section 529 savings plan accounts.

During the quarter, DST received no new client commitments. The Company currently has a commitment from one new insurance client with 200,000 401(k) participants. This new client will be converted in the fourth quarter of 2005. DST is actively pursuing approximately 15 potential new clients with a combined total of approximately 22 million accounts.

International Financial Services segment operating revenues totaled $32.4 million for the third quarter 2005, an increase of $3.7 million or 12.9% from the prior year quarter, primarily from higher software license revenues.

Financial Services segment income from operations for the third quarter 2005 increased $8.6 million or 13.8% from the prior year quarter to $70.9 million, primarily from higher lock\line related, mutual fund and AWD revenues and operational efficiencies partially offset by the loss of income from the EquiServe business. Costs and expenses (including OOP costs) decreased $2.1 million compared to the prior year quarter, primarily from the absence of the EquiServe business offset by the inclusion of Health Solutions. Depreciation and amortization costs decreased $4.0 million or 14.1% compared to the prior year quarter, primarily attributable to the absence of Fairway software amortization, partially offset by amortization of intangible assets acquired in the acquisition of DST Health Solutions. Operating margin for the quarter increased from 22.1% in the prior year quarter to 24.7% principally from the reasons mentioned above.

Financial Services segment operating revenues for the nine months ended September 30, 2005 were $879.7 million, an increase of $46.6 million or 5.6% over the prior year nine month period, principally from the inclusion of DST Health Solutions, higher lock\line servicing revenues, higher U.S. mutual fund servicing revenues and higher software licensing revenue, offset by a decrease in revenues from EquiServe. EquiServe operating revenues for the year to date period through the date of sale were $99.9 million. Financial Services segment income from operations for the nine months ended September 30, 2005 decreased $2.5 million or 1.4% over the prior year period to $182.6 million. Costs and expenses (including OOP costs) increased 10.8% in the nine months ended September 30, 2005 from higher lock\line related costs to support the revenue growth, the inclusion of DST Health Solutions and transaction costs related to the EquiServe and Innovis Entities sale transactions. Depreciation and amortization decreased 7.5% in the nine months ended September 30, 2005, primarily attributable to the absence of Fairway software amortization, partially offset by amortization related to intangible assets obtained in the DST Health Solutions acquisition. The operating margin for the year decreased from 22.2% in the prior year period to 20.8%, principally from the reasons mentioned above and restricted stock amortization costs.

Output Solutions Segment

Total revenues for the Output Solutions segment during the third quarter 2005 were $273.9 million, an increase of $24.3 million or 9.7% over third quarter 2004. Output Solutions segment operating revenues for the quarter ended September 30, 2005 were $120.7 million, an increase of $12.2 million or 11.2% from third quarter 2004, principally from higher telecommunications, video service, brokerage and mutual fund industry revenues. Items mailed increased 6.7% to 428 million compared to third quarter 2004.

Output Solutions segment income from operations for the third quarter increased $3.0 million over the prior year quarter to $7.5 million, primarily from higher revenues. Costs and expenses (including OOP costs) increased $21.6 million or 9.0% from the third quarter 2004, reflecting higher personnel and other costs associated with the increase in operating revenues and higher OOP costs associated with higher volumes. Depreciation and amortization decreased $200,000 compared to the prior year quarter.

Output Solutions segment operating revenues for the nine months ended September 30, 2005 were $368.3 million, an increase of $28.3 million or 8.3% from the prior year period, principally from higher telecommunications, banking, video service and mutual fund revenues, partially offset by lower brokerage industry revenues. Segment income from operations for the nine months ended September 30, 2005 increased $8.2 million or 46.3% from the prior year period to $25.9 million, primarily from higher revenues. 2004 results include $600,000 of costs associated with facility and other consolidations.

Customer Management Segment

DST sold the Customer management business to Amdocs on July 1, 2005. In conjunction with the closing of this transaction, DST incurred approximately $6.9 million of compensation related costs associated with accelerated vesting of restricted stock previously granted to employees of the Innovis Entities.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $16.3 million for the quarter ended September 30, 2005, a decrease of $0.8 million from the prior year quarter, primarily from lower rent revenue due to the previously mentioned sale of an office building. Investments and Other segment income from operations for the quarter ended September 30, 2005 increased $19.7 million over the prior year quarter, primarily from the sale of an office building, offset by an impairment charge on certain real-estate properties not used for DST operations, which resulted in a net pretax gain of $20.5 million.

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                            Three months ended       Nine months ended
                               September 30,            September 30,
                           -------------------      --------------------
                             2005       2004          2005        2004
                           --------   --------      --------   ---------

  BFDS                     $  4.6     $   3.3       $  24.2    $  11.4
  IFDS                        4.0         2.4          11.8        5.9
  Other                                   0.1           0.5       (0.8)
                           --------   --------      --------   ---------
                           $  8.6     $   5.8       $  36.5    $  16.5
                           ========   ========      ========   =========

DST's share of Boston Financial Data Services ("BFDS") earnings for the third quarter 2005 were $1.3 million higher than the same period of the prior year due to increased mutual fund accounts serviced. BFDS earnings for the nine months ended September 30, 2005 increased also from the recognition by DST in the second quarter of an $11.2 million gain, previously recognized by BFDS but required to be deferred by DST, as a result of the EquiServe sale. International Financial Data Services ("IFDS") earnings for the quarter increased primarily due to higher professional service fees associated with the implementation of new regulatory requirements. Accounts serviced by IFDS U.K. were 5.3 million at September 30, 2005, a decrease of 100,000 or 1.9% compared to June 30, 2005 and unchanged compared to December 31, 2004 levels. Accounts serviced by IFDS Canada were 6.3 million at September 30, 2005, an increase of 100,000 million or 1.6% from June 30, 2005 and December 31, 2004.

Other income, net

Other income was $12.1 million for the third quarter 2005, compared to $5.7 million for the third quarter 2004. Third quarter 2005 results include dividend and interest income of $8.8 million and net gains on security transactions of approximately $2.8 million. Third quarter 2004 results include dividend and interest income of $4.5 million and net gains on security transactions of approximately $0.5 million. The increase in dividend and interest income during the third quarter of 2005 is due to a semi-annual dividend on Computershare common stock and from the investment of cash received in conjunction with the sales of EquiServe and the Innovis Entities and the CSC exchange.

Other income was $101.9 million for the nine months ended September 30, 2005, compared to $20.6 million for the prior year period. Year to date 2005 results include $20.6 million primarily related to interest and dividend income, $76.3 million from the exchange of CSC shares when DST Health Solutions was acquired, and other net gains on securities transactions. Year to date 2004 results include $12.3 million related to interest and dividend income and $6.2 million primarily related to net gains on securities transactions.

Gain on sale of businesses

During the three months ended September 30, 2005, DST sold the Innovis Entities and recognized a pretax gain of $153.8 million. During the nine months ended September 30, 2005, DST sold the Innovis Entities business and the EquiServe business and recorded total pretax gains of $274.2 million.

Interest expense

Interest expense was $14.3 million for the quarter ended September 30, 2005, an increase of $200,000 from the prior year quarter, principally from higher average interest rates. Interest expense was $49.0 million for the nine months ended September 30, 2005, compared to $40.8 million in the prior year period due to higher average interest rates, the recognition of $1.2 million of unamortized debt issuance costs as a result of the replacement of the Company's syndicated line of credit facility in the second quarter of 2005 and interest expense associated with the forward stock purchase agreement in 2005.

Income taxes

DST's effective tax rate was 39.5% for the quarter and 39.4% for the nine months ended September 30, 2005. For the quarter and nine months ended September 30, 2004, the effective tax rate was 31.8% and 34.3%, respectively. The effective tax rates for 2005 are higher principally due to higher effective tax rates relating to the CSC exchange transaction, the EquiServe sale, the Innovis Entities sale and the office building sale. The Company expects its recurring effective tax rate for the remainder of 2005 to be 34.9%.

Sale of Customer Management Business

On July 1, 2005, the Company completed the sale of the capital stock of the Innovis Entities to Amdocs Limited. The Innovis Entities business, which essentially represented the Company's customer management segment, had approximately 700 employees and recorded operating revenues of $183 million for the year ended December 31, 2004. The Company recorded operating revenues related to the Innovis Entities of $0 and $93.9 million for the three and nine months ended September 30, 2005, respectively.

After taxes, deferrals, and other expenses, the Company recorded a net after-tax gain of approximately $91.1 million in the third quarter of 2005. In conjunction with the closing of this transaction, certain compensation charges were incurred, including the vesting of restricted stock granted to employees of Innovis Entities. This resulted in $6.9 million of compensation charges during the three months ended September 30, 2005.

Accounting Standards

On September 30, 2005, the FASB issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. DST is currently evaluating the impact of this proposed accounting standard. DST currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment, which is designed for convergence with international accounting standards, would require the use of the "if-converted" method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Accordingly, the Company's stated intention to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts would no longer be accepted under SFAS 128. Comments to the FASB on this exposure draft are due by November 30, 2005, and the final statement is expected to be issued in the first quarter of 2006. The statement would be effective for interim and annual periods ending after June 15, 2006. Retrospective application would be required for all changes to SFAS 128, except that retrospective application would be prohibited for contracts that were either settled in cash prior to adoption or modified prior to adoption to require cash settlement. For DST, this would require retroactive restatement of the Company's diluted earnings per share calculations subsequent to the issuance of the convertible debentures. Under the revised SFAS 128 "if converted" method included in the exposure draft, in calculating diluted earnings per share the Company would need to increase net income for the interest expense associated with the convertible debentures, net of tax, and increase the incremental shares assumed to be issued upon conversion by 17.1 million shares, the amount of shares that would be issued if all $840 million of convertible debentures would be converted to equity. Under this method, diluted earnings per share would have been $1.67 and $0.57 for the three months ended September 30, 2005 and 2004, respectively, and $4.02 and $1.68 for the nine months ended September 30, 2005 and 2004, respectively. The above pro-forma information presents only the effect on diluted earnings per share of the "if converted" method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft. DST is still evaluating the remaining aspects of this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but does not affect DST's ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.



                                    * * * * *
The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                                DST SYSTEMS, INC.
                                     CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                      (In millions, except per share amounts)
                                                   (Unaudited)

                                    For the Three Months    For the Nine Months
                                     ended September 30,     ended September 30,
                                       2005       2004        2005        2004
                                     --------   --------    ---------  ---------

  Operating revenues                 $ 411.6    $ 426.9     $1,318.0   $1,282.4
  Out-of-pocket reimbursements         189.2      172.6        581.4      519.9
                                     --------   --------    ---------  ---------
    Total revenues                     600.8      599.5      1,899.4    1,802.3

  Costs and expenses                   470.2      478.7      1,535.7    1,445.0
  Depreciation and amortization         35.9       41.2        110.1      116.3
                                     --------   --------    ---------  ---------
  Income from operations                94.7       79.6        253.6      241.0

  Interest expense                     (14.3)     (14.1)       (49.0)     (40.8)
  Other income, net                     12.1        5.7        101.9       20.6
  Gain on sale of businesses           153.8                   274.2
  Equity in earnings of
       unconsolidated affiliates         8.6        5.8         36.5       16.5
                                     --------   --------    ---------  ---------
  Income before income taxes           254.9       77.0        617.2      237.3
  Income taxes                         100.6       24.5        243.4       81.4
                                     --------   --------    ---------  ---------
  Net income                         $ 154.3    $  52.5     $  373.8   $  155.9
                                     ========   ========    =========  =========

  Average common shares outstanding     74.8       83.9         77.3       84.1
  Diluted shares outstanding            78.5       86.1         80.1       86.4

  Basic earnings per share           $  2.06    $  0.63     $   4.84   $   1.85
  Diluted earnings per share         $  1.97    $  0.61     $   4.67   $   1.80

                                                 DST SYSTEMS, INC.
                                        OTHER SELECTED FINANCIAL INFORMATION
                                                    (In millions)
                                                     (Unaudited)

                                          September 30,        December 31,
  Selected Balance Sheet Information           2005                2004
                                      -----------------------------------------

  Cash                                       $    190          $       107
  Total debt                                    1,383                1,483

                                                  For the Nine Months
                                                  Ended September 30,
  Selected Cash Flow Information               2005                2004
                                      --------------------- -------------------

  Capital expenditures
    Operating segments                       $     96          $        96
    Investments and Other segment                  10                   41

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer